                                                                       EXHIBIT 5
                                                                       ---------


                        [Option from Target to Acquiror]

                             STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT dated as of April 7, 1997 (the "AGREEMENT") is entered into by and between Pure Atria Corporation, a Delaware corporation ("TARGET"), and Rational Software Corporation, a Delaware corporation ("ACQUIROR"). Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

                                    RECITALS
                                    --------

     WHEREAS, concurrently with the execution and delivery of this Agreement, Target, Acquiror and Wings Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror ("MERGER"), are entering into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT"), which provides that, among other things, upon the terms and subject to the conditions thereof, Target and Acquiror will enter into a business combination transaction (the "MERGER"); and

     WHEREAS, as a condition to Acquiror' willingness to enter into the Merger Agreement, Acquiror has requested that Target agree, and Target has so agreed, to grant to Acquiror an option to acquire shares of Target's Common Stock, $0.0001 par value, upon the terms and subject to the conditions set forth herein;

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

      1. GRANT OF OPTION
         ---------------

     Target hereby grants to Acquiror an irrevocable option (the "OPTION") to acquire up to a number of shares of the Common Stock, $0.0001 par value, of Target ("TARGET SHARES") equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (the "OPTION SHARES"), in the manner set forth below
(i) by paying cash at a price of $21.038 per share (the "EXERCISE PRICE") and/or, at Acquiror' election, (ii) by exchanging therefor shares of the Common Stock, no par value per share, of Acquiror ("ACQUIROR SHARES") at a rate (the "EXERCISE RATIO"), for each Option Share, of a number of Acquiror Shares equal to the Exercise Price divided by the closing sale price of Acquiror Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Closing (as defined below) of the particular Option exercise.

     2.   EXERCISE OF OPTION; MAXIMUM PROCEEDS
          ------------------------------------

          (a) For all purposes of this Agreement, an "EXERCISE EVENT" shall have occurred (i) immediately prior to the earlier of (x) the consummation of, or (y) the record date, if any, for a meeting of Target's stockholders with regard to, an Acquisition Proposal with respect to Target with any party other than Acquiror (or an affiliate of Acquiror) if the Board of Directors of Target shall have withheld, withdrawn or modified in a manner adverse to Acquiror its recommendation in favor of adoption and approval of the Merger Agreement and approval of the Merger (and at that time there shall not have occurred a Material Adverse Effect on Acquiror) after receipt of and in connection with an Acquisition Proposal with respect to Target, (ii) immediately prior to the consummation of a tender or exchange offer for 25% or more of any class of Target's capital stock, or (iii) immediately prior to the time at which all of the events specified in Section 7.3(b)(ii)(x), Section 7.3(b)(ii)(y) and either
Section 7.3(b)(ii)(z)(i) or Section 7.3(b)(ii)(z)(ii) of the Merger Agreement shall have occurred.

          (b) Acquiror may deliver to Target a written notice (an "EXERCISE NOTICE") specifying that it wishes to exercise and close a purchase of Option Shares upon the occurrence of an Exercise Event and specifying the total number of Option Shares it wishes to acquire and the form of consideration to be paid
(i) at any time following such time as the Board of Directors of Target shall have withheld, withdrawn or modified in a manner adverse to Acquiror its recommendation in favor of adoption and approval of the Merger Agreement and approval of the Merger (and at that time there shall not have occurred a Material Adverse Effect on Acquiror) after receipt of and in connection with an Acquisition Proposal with respect to Target, (ii) upon the commencement of a tender or exchange offer for 25% or more of any class of Target's capital stock (and/or during any time which such a tender or exchange offer remains open or has been consummated) or (iii) at any time following the occurrence of each of the events specified in Section 7.3(b)(ii)(x) and 7.3(b)(ii)(y) of the Merger Agreement (the events specified in clauses (i), (ii) or (iii) of this sentence being referred to herein as a "CONDITIONAL EXERCISE EVENTS"). At any time after delivery of an Exercise Notice, unless such Exercise Notice is withdrawn by Acquiror, the closing of a purchase of Option Shares (a "CLOSING") specified in such Exercise Notice shall take place at the principal offices of Target upon the occurrence of an Exercise Event or at such later date prior to the termination of the Option as may be designated by Acquiror in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Exercise Notice shall be void and of no further force and effect.

          (c) The Option shall terminate upon the earliest of (i) the Effective Time, (ii) 12 months following the termination of the Merger Agreement pursuant to Article VII thereof if a Conditional Exercise Event shall have occurred on or prior to the date of such termination, and (iii) the date on which the Merger Agreement is terminated if no Conditional Exercise Event shall have occurred on or prior to such date of termination; provided, however, that if the Option is
                                      --------  -------
exercisable but cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Option may not be exercised if (i) Acquiror shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement or (ii) the representations and warranties of Acquiror contained in the Merger Agreement shall not have been true and correct in all material respects on and as of the date when made.

          (d) If Acquiror receives in the aggregate pursuant to Section 7.3(b) of the Merger Agreement together with proceeds in connection with any sales or other dispositions of Option Shares and any dividends received by Acquiror declared on Option Shares, more than the sum of (x) $21,000,000 plus (y) the Exercise Price multiplied by the number of Target Shares purchased by Acquiror pursuant to the Option, then all proceeds to Acquiror in excess of such sum shall be remitted by Acquiror to Target.

     3.   CONDITIONS TO CLOSING
          ---------------------

     The obligation of Target to issue Option Shares to Acquiror hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which Acquiror shall be entitled to deliver to Target an Exercise Notice, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, upon the occurrence of an Exercise Event.

     4.   CLOSING
          -------

     At any Closing, (a) Target shall deliver to Acquiror a single certificate in definitive form representing the number of Target Shares designated by Acquiror in its Exercise Notice, such certificate to be registered in the name of Acquiror and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by Acquiror to Target of the aggregate purchase price for the Target Shares so designated and being purchased by delivery of (i) a certified check or bank check and/or, at Acquiror' election, (ii) a single certificate in definitive form representing the number of Acquiror Shares being issued by Acquiror in consideration therefor (based on the Exercise Ratio), such certificate to be registered in the name of Target and to bear the legend set forth in Section 10 hereof.

      5. REPRESENTATIONS AND WARRANTIES OF TARGET
         ----------------------------------------

     Target represents and warrants to Acquiror that (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Target and consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target and no other corporate proceedings on the part of Target are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Target and constitutes a legal, valid and binding obligation of Target and, assuming this Agreement constitutes a legal, valid and binding obligation of Acquiror, is enforceable against Target in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, Target has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Target Shares for Acquiror to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Target Shares or other securities which may be issuable pursuant to Section 9(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of the Target Shares and any other securities to Acquiror upon exercise of the Option, Acquiror will acquire such Target Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Acquiror; (f) the execution and delivery of this Agreement by Target do not, and the performance of this Agreement by Target will not, (i) violate the Certificate of Incorporation or Bylaws of Target, (ii) conflict with or violate any order applicable to Target or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any property or assets of Target or any of its subsidiaries pursuant to, any contract or agreement to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and
(iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Target; (g) the execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any Acquiror Shares acquired pursuant to this Agreement will not be acquired by Target with a view to the public distribution thereof and Target will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

      6. REPRESENTATIONS AND WARRANTIES OF ACQUIROR
         ------------------------------------------

     Acquiror represents and warrants to Target that (a) Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Acquiror and the consummation by

Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror and, assuming this Agreement constitutes a legal, valid and binding obligation of Target, is enforceable against Acquiror in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, Acquiror has taken (or will in a timely manner take) all necessary corporate and other action in connection with any exercise of the Option; (e) upon delivery of Acquiror Shares to Target in consideration of any acquisition of Target Shares pursuant hereto, Target will acquire such Acquiror Shares free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Target; (f) the execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, (i) violate the Certificate of Incorporation or Bylaws of Acquiror, (ii) conflict with or violate any order applicable to Acquiror or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Acquiror or any of its subsidiaries pursuant to, any contract or agreement to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror;
(g) the execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any Target Shares acquired upon exercise of the Option will not be acquired by Acquiror with a view to the public distribution thereof and Acquiror will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

      7. CERTAIN RIGHTS
         --------------

          (a) ACQUIROR PUT. Acquiror may deliver to Target a written notice (a
              ------------
"PUT NOTICE") at any time during which Acquiror may deliver an Exercise Notice specifying that it wishes to sell the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by Acquiror pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below) (the "PUT"). At any time after delivery of a Put Notice, unless such Put Notice is withdrawn by Acquiror, the closing of the Put (the "PUT CLOSING") shall take place at the principal offices of Target upon the occurrence of an Exercise Event or at such later date prior to the termination of the Option as may be designated by Acquiror in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Put Notice shall be void and of no further force and effect.:

          (i) The difference between the "MARKET/TENDER OFFER PRICE" for Target Shares as of the date Acquiror gives notice of its intent to exercise its rights under this Section 7(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and not terminated or withdrawn as of such date and (B) the highest closing sale price of Target Shares on the Nasdaq National Market during the twenty (20) trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of Target Shares purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of Target.

          (ii) The Exercise Price paid by Acquiror for Target Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price
                       ----
and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of Target Shares so purchased. If Acquiror issued Acquiror Shares in connection with any exercise of the Option, the Exercise Price in connection with such exercise shall be calculated as set forth in the last sentence of Section 1 as if Acquiror had exercised its right to pay cash instead of issuing Acquiror Shares.

          (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this Section 7 Target shall not be required to pay Acquiror in excess of an aggregate of (x) $21,000,000 plus (y) the Exercise Price paid by Acquiror for
                             ----
Target Shares acquired pursuant to the Option minus (z) any amounts paid to
                                              -----
Acquiror by Target pursuant to Section 7.3(b) of the Merger Agreement.

          (b) REDELIVERY OF ACQUIROR SHARES.  If Acquiror has acquired Target
              -----------------------------
Shares pursuant to exercise of the Option by the issuance and delivery of Acquiror Shares, then Target shall, if so requested by Acquiror, in fulfillment of its obligation pursuant to the first clause of Section 7(a)(ii) with respect to the Exercise Price paid in the form of Acquiror Shares only, redeliver the certificate(s) for such Acquiror Shares to Acquiror, free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Acquiror.

          (c) PAYMENT AND REDELIVERY OF OPTION OR SHARES.  At the Put Closing,
              ------------------------------------------
Target shall pay the required amount to Acquiror in immediately available funds (and Acquiror Shares, if applicable) and Acquiror shall surrender to Target the Option and the certificates evidencing the Target Shares purchased by Acquiror pursuant thereto, and Acquiror shall represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Target.

          (d) TARGET CALL.  If Acquiror has acquired Option Shares pursuant to
              -----------
exercise of the Option (the date of any Closing relating to any such exercise herein referred to as an "EXERCISE DATE") and no Acquisition Proposal with respect to Target has been consummated at any time after the date of this Agreement and prior to the date one year following such Exercise Date (nor has Target entered into a definitive agreement or letter of intent with respect to such an Acquisition Proposal which agreement or letter of intent remains in effect at the end of such year), then, at any time after the date one year following such Exercise Date and prior to the date eighteen months following such Exercise Date, Target may require Acquiror, upon delivery to Acquiror of written notice, to sell to Target any Target Shares held by Acquiror as of the day that is ten business days after the date of such notice, up to a number of shares equal to the number of Option Shares acquired by Acquiror pursuant to exercise of the Option in connection with such Exercise Date. The per share purchase price for such sale (the "TARGET CALL PRICE") shall be equal to the Exercise Price, plus an amount equal to seven percent (7.0%) of the Exercise Price per annum, compounded annually, since the applicable Exercise Date, less any dividends paid on the Target Shares to be purchased by Target pursuant to this Section 7(d). The closing of any sale of Target Shares pursuant to this
Section 7(d) shall take place at the principal offices of Target at a time and on a date designated by Target in the aforementioned notice to Acquiror, which date shall be no more than 20 and no less than 12 business days from the date of such notice. The Target Call Price shall be paid in immediately available funds, provided that, in the event Acquiror has acquired Option Shares pursuant
       --------
to exercise of the Option by issuance and delivery of Acquiror Shares, at the option of Target, the Target Call Price for part or all of any purchase of Target Shares pursuant to this Section 7(d), up to a number of such shares equal to the number of Option Shares acquired by Acquiror by issuance and delivery of Acquiror Shares, shall be paid by delivery of a number of Acquiror Shares equal to the Target Call Price divided by the closing sale price of Acquiror Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Exercise Date on which the Option Shares to be purchased by Target pursuant to this Section 7(d) were originally issued to Acquiror.

          (e) RESTRICTIONS ON TRANSFER.  Until the termination of the Option,
              ------------------------
Target shall not sell, transfer or otherwise dispose of any Acquiror Shares acquired by it pursuant to this Agreement.

     8.   REGISTRATION RIGHTS
          -------------------

          (a) Following the termination of the Merger Agreement, each party hereto (a "HOLDER") may by written notice (a "REGISTRATION NOTICE") to the other party (the "REGISTRANT") request the Registrant to register under the Securities Act all or any part of the shares acquired by such Holder pursuant to this Agreement (the "REGISTRABLE SECURITIES") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis (a "PERMITTED OFFERING"); provided, however, that any such Registration Notice must relate to
            --------  -------
a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "MANAGER"), stating that (i) the Holder and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. The Registrant shall thereupon have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "OPTION PRICE" equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

          (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 8(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice; provided, however, that (i) neither party shall be entitled to more than an
--------  -------
aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to such Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) such Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) such Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this
Section 8 shall again be applicable to any proposed registration, it being understood that neither party shall be entitled to more than an aggregate of two effective registration statements hereunder. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided,
                                                               --------
however, that the
-------

Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

          (c) The registration rights set forth in this Section 8 are subject to the condition that the Holder shall provide the Registrant with such information with respect to such Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to such Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

          (d) A registration effected under this Section 8 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

          (e)  Indemnification
               ---------------

          (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of
Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

          (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein, provided that in no event shall any indemnity under this Section 8(e) exceed the gross proceeds of the offering received by the Holder.

          (iii) Each party entitled to indemnification under this Section 8(e) (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such
                 --------  -------
expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any
                                -------- -------
Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

     9. ADJUSTMENT UPON CHANGES IN CAPITALIZATION; RIGHTS PLANS
        -------------------------------------------------------

          (a) In the event of any change in the Target Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Ratio and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Acquiror shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Acquiror would have received in respect of the Target Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

          (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), neither Target nor Acquiror shall adopt a stockholders rights plan (a so-called "poison pill") that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares). It is understood, however, that following termination (if any) of the Merger Agreement, a party may adopt a stockholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party in addition to those that may be beneficially owned by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares).

     10.  RESTRICTIVE LEGENDS
          -------------------

     Each certificate representing Option Shares issued to Acquiror hereunder, and each certificate representing Acquiror Shares delivered to Target at a Closing, shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF APRIL 7, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

     11.  LISTING AND HSR FILING
          ----------------------

     Target, upon the request of Acquiror, shall promptly file an application to list the Target Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Acquiror, upon the request of Target, shall promptly file an application to list the Acquiror Shares issued and delivered to Target pursuant to Section 1 for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Target Shares subject to the Option at the earliest possible date.

     12.  BINDING EFFECT
          --------------

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of
Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

     13.  SPECIFIC PERFORMANCE
          --------------------

     The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     14. ENTIRE AGREEMENT
         ----------------

     This Agreement and the Merger Agreement (including the appendices thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     15.  FURTHER ASSURANCES
          ------------------

     Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     16.  VALIDITY
          --------

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

     17.  NOTICES
          -------

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a)  if to Target, to:

               Pure Atria Corporation
               1309 South Mary Avenue
               Sunnyvale, California  94087
               Attn: President and Chief Executive Officer

               with a copy to:

               Fenwick & West
               Two Palo Alto Square, Suite 700
               Palo Alto, California  94306
               Attn:  Dennis R. DeBroeck, Esq.

          (b)  if to Acquiror, to:

               Rational Software Corporation
               2800 San Tomas Expressway
               Santa Clara, California  95051
               Attn: President and Chief Executive Officer

               with a copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Attn: Francis S. Currie, Esq.

     18.  GOVERNING LAW
          -------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

     19. COUNTERPARTS
         ------------

     This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

     20. EXPENSES
         --------

     Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     21. AMENDMENTS; WAIVER
         ------------------

     This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     22.  ASSIGNMENT
          ----------

     Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                              PURE ATRIA CORPORATION


                              By: /s/
                                 ---------------------------------------------
                                 Name:  Reed Hastings
                                 Title: President and Chief Executive Officer



                              RATIONAL SOFTWARE CORPORATION


                              By: /s/
                                 ---------------------------------------------
                                 Name:  Paul D. Levy
                                 Title: President, Chief Executive Officer
                                        and Chairman of the Board of Directors



                         ***STOCK OPTION AGREEMENT***
                          (Target option to Acquiror)